EXHIBIT 10.2

The following individuals were designated by the Committee as Tier 2 Participants in the Supplemental Executive Retirement Plan effective December 8, 2004:

Effective November 8, 2004	Raymond Fortin
Effective November 8, 2004	David Dierker
Effective November 8, 2004	Mark Chancy
Effective November 8, 2004	Thomas Kuntz

The following individuals who were former key officers of National Commerce Financial Corporation or its affiliates were designated by the Committee as Tier 2 Participants in the Supplemental Executive Retirement Plan effective January 1, 2005:

Effective January 1, 2005	William Reed
Effective January 1, 2005	David Popwell
Effective January 1, 2005	Scott Edwards
Effective January 1, 2005	Richard Furr
Effective January 1, 2005	John Mistretta